Exhibit 99.1

AGCO Corporation	NEWS RELEASE
www.agcocorp.com

For Immediate Release	CONTACT:
Thursday, February 7, 2008	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FOURTH QUARTER RESULTS
33% Sales Growth Generates Robust Cash Flow and Record Fourth Quarter Earnings
     DULUTH, GA – February 7, 2008 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.82 per share for the fourth quarter of 2007. Adjusted net income, which excludes restructuring and other infrequent income, was also $0.82 per share for the fourth quarter of 2007. These results compare to a reported net loss of $1.41 per share for the fourth quarter of 2006, which included a non-cash goodwill impairment charge of approximately $171.4 million. Adjusted net income, excluding the non-cash goodwill charge, was $0.41 per share for the fourth quarter of 2006. Net sales for the fourth quarter of 2007 were $2.2 billion, an increase of approximately 32.9% compared to the fourth quarter of 2006. Excluding the impact of currency translation of approximately $192.6 million, net sales increased approximately 21.1% in the fourth quarter of 2007 compared to the fourth quarter of 2006.
     For the full year of 2007, reported net income was $2.55 per share compared to a net loss of $0.71 per share for the full year of 2006. Adjusted net income, excluding restructuring and other infrequent income, was $2.52 per share for the full year of 2007 compared to adjusted net income, excluding restructuring and other infrequent expenses and the non-cash goodwill impairment charge, of $1.12 per share for the full year of 2006. Net sales for the full year of 2007 increased approximately 25.6% to $6.8 billion.
     “2007 was an exceptional year for AGCO, driven by strong sales growth, improved profitability and record cash generation,” said AGCO Chairman, President and Chief Executive Officer, Martin Richenhagen. “We were very pleased with the way we finished the year. In the fourth quarter we saw organic volume growth, operating margin expansion and a doubling of our adjusted earnings. We continue to benefit from our global footprint and our well positioned brands in healthy markets. The commitment of our employees and dealers allowed us to achieve these financial results, and I thank them for their hard work.”
     “Our focus on working capital reduction was very evident in the fourth quarter,” Mr. Richenhagen continued. “Despite the strong global growth in our business volumes, we lowered our working capital investment by over $148 million from year end 2006 levels. The improved profitability of our business and the success of our working capital programs helped to generate
AGCO • CHALLENGER •  FENDT •  GLEANER •  HESSTON •  MASSEY •  FERGUSON •  ROGATOR
SPRA-COUPE •  SUNFLOWER •  TERRAGATOR •  VALTRA •  WHITE PLANTERS

record free cash flow in 2007 of over $360 million. We took advantage of our financial success by making strategic investments in the form of aggressive new product development, increased production capacity and product line expansions through our acquisition of Sfil Industria Agricola Forteleza Limitada (SFIL) in Brazil and our investment in Laverda S.p.A. in Italy.”
     Fourth Quarter and Full Year Results
     Net sales increased approximately 21.1% in the fourth quarter compared to the same period in 2006, excluding the impact of currency translation of $192.6 million. Net sales for the full year of 2007 increased approximately 16.9% compared to the prior year, excluding currency translation impacts of approximately $473.3 million. Higher farm income and improved industry conditions in nearly all of the major global markets contributed to AGCO’s strong sales growth. In AGCO’s South American segment, recovery in Brazil and growth in Argentina produced record sales during 2007. Sales increases in AGCO’s Europe/Africa/Middle East (EAME) segment during 2007 were generated by growth in France, Germany, Scandinavia, Eastern Europe and the United Kingdom. Higher commodity prices and strong farm cash receipts drove sales growth in North America, especially in high horsepower tractors, combines and hay equipment.
     For the fourth quarter of 2007, adjusted income from operations increased approximately $46.5 million and adjusted operating margins improved to 5.9% from 5.0%, in each case compared to the fourth quarter of 2006. For the full year of 2007, adjusted income from operations increased by $151.2 million compared to the same period in 2006. Sales growth, improved product mix and cost control initiatives produced an increase in income from operations for the fourth quarter and full year of 2007. Unit production of tractors and combines for the fourth quarter of 2007 was approximately 27% above comparable 2006 levels.
     In the fourth quarter, AGCO’s EAME region reported an increase in income from operations of approximately $44.3 million. Operating margins expanded to 10.4%, an increase of approximately 1.6% compared to the fourth quarter of 2006. Excluding $130.7 million of currency translation, EAME sales grew 12.6% in the fourth quarter of 2007 compared to the same period in 2006. For the full year of 2007, income from operations increased approximately $118.6 million compared to the same period in 2006. EAME sales grew 11.7% for the full year of 2007 compared to 2006, excluding $342.1 million of currency translation. Sales growth from the Fendt, Valtra and Massey Ferguson brands, currency translation and cost reduction initiatives all contributed to the operating income growth.
     Income from operations in the South American region increased approximately $7.5 million in the fourth quarter of 2007 when compared to the same period in 2006. Excluding currency translation impacts of $46.5 million, AGCO experienced net sales growth in South America of approximately 59.2% for the fourth quarter of 2007 compared to the same period in 2006. Fourth quarter operating margins were slightly lower than the previous year due to currency impacts on Brazilian exports and acquisition impacts from the SFIL purchase. For the full year of 2007, income from operations increased approximately $56.1 million compared to 2006. Excluding currency translation impacts of $101.6 million, AGCO experienced net sales growth in South America of approximately 50.5% for the full year of 2007 compared to 2006. Sales growth and focused cost management pushed operating margins to 9.3% for the full year of 2007, an increase of approximately 2.4% compared to the full year of 2006.
     AGCO’s North American income from operations improved approximately $12.5 million in the fourth quarter of 2007 compared to the same period in 2006. Sales in North America grew 27.9% in the fourth quarter of 2007 compared to the same period in 2006, excluding currency translation impacts of $9.3 million. Improved market conditions and higher sales of combines, hay equipment and high horsepower tractors contributed to the growth. Income from operations for the full year of 2007 was approximately $2.1 million higher compared to 2006. North American sales grew 15% for the full year of 2007 compared to 2006, excluding $12.2 million of currency translation. North American results continue to be affected by the negative impacts of currency movements on products sourced from Brazil and Europe, as well as higher engineering expenses.
     In the Asia/Pacific region, income from operations increased approximately $0.5 million in the fourth quarter of 2007 compared to the same period in 2006. Strengthening market demand contributed to fourth quarter sales and operating income growth. For the full year of 2007, income from operations decreased $0.4 million compared to the full year of 2006.
     Regional Market Results
     North America – Industry unit retail sales of tractors for the full year of 2007 increased approximately 1% compared to 2006.  Industry unit retail sales of tractors over 100 horsepower increased compared to the prior year, while industry unit retail sales of tractors under 100 horsepower decreased during the full year of 2007 compared to 2006. Industry unit retail sales of combines for the full year of 2007 increased approximately 13% from the prior year period.  AGCO’s unit retail sales of tractors under 100 horsepower were lower while unit retail sales of tractors over 100 horsepower increased for the full year of 2007. AGCO’s unit retail sales of combines and hay equipment were higher compared to 2006.
     Europe – Industry unit retail sales of tractors for the full year of 2007 increased approximately 4% compared to the prior year. Demand was strongest in the high horsepower segment and in the markets of Central and Eastern Europe, the United Kingdom, Scandinavia and France. AGCO’s unit retail sales of tractors for the full year of 2007 were higher when compared to 2006.
     South America – Industry unit retail sales of tractors increased approximately 50% and industry unit retail sales of combines increased approximately 79% for the full year of 2007 compared to 2006. Industry unit retail sales of tractors and combines in the major market of Brazil increased approximately 53% and 131%, respectively, during the full year of 2007 compared to 2006. AGCO’s South American unit retail sales of tractors and combines also increased in the full year of 2007 compared to 2006.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the full year of 2007 were approximately 9.6% lower than 2006 due to lower sales in the Middle East.

     “All of AGCO’s major end markets continued to experience solid demand through the end of 2007,” stated Mr. Richenhagen. “We are seeing population growth, increased protein consumption in Asia, and an accelerating trend towards renewable energies. These new sources of demand and limited land for agricultural production are supporting commodity prices and higher levels of farm income. Industry sales of farm equipment are responding favorably to the improving agricultural economics. In Brazil, higher commodity prices and increases in farm acreage are supporting demand. Higher 2007 farm income created increased demand in Europe. In North America, the strongest growth has been in the professional farming segment with increasing sales of high horsepower tractors, combines and hay equipment.”
     Outlook
     Worldwide industry retail sales of farm equipment in 2008 are expected to increase modestly from strong 2007 levels. In North America, 2008 farm income is projected to be higher, driving increased demand in industry retail sales compared to 2007. In South America, strong demand in Brazil and Argentina is expected to produce increased industry retail sales. In Europe, continued market expansion in Eastern Europe is expected to offset a slight reduction in sales in Western Europe.
     AGCO’s net sales for the full year of 2008 are expected to increase between 11% and 13% compared to 2007.  As communicated during AGCO’s December 18, 2007 Analyst Briefing, the Company is targeting 2008 full year earnings per share of $2.75 with a goal of reaching $3.00. In 2008, projected operating margin improvement resulting from higher sales volumes and cost reduction efforts is expected to be limited by our strategic investments in the form of increased engineering expenses, a European information system initiative and new market development and distribution improvements.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, February 7, 2008. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
     AGCO will also be hosting a press conference for media at 9:30am CET on Friday, February 8, 2008 in Munich, Germany to discuss 2007 results. The press conference will be accessible via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the press conference will be available approximately two hours after the conclusion of the press conference.

* * * * *
Safe Harbor Statement
Statements which are not historical facts, including the projections of retail sales, farm income, industry demand, market expansion, distribution improvements, net sales, earnings per share, operating margins, strategic investments, engineering expenses, European information systems expenditures and new market development are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,200 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia and, in 2007, had net sales of $6.8 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$582.4	$401.1
Accounts and notes receivable, net	766.4	677.1
Inventories, net	1,134.2	1,064.9
Deferred tax assets	52.7	36.8
Other current assets	186.0	129.1

Total current assets	2,721.7	2,309.0
Property, plant and equipment, net	753.0	643.9
Investment in affiliates	284.6	191.6
Deferred tax assets	89.1	105.5
Other assets	67.9	64.5
Intangible assets, net	205.7	207.9
Goodwill	665.6	592.1

Total assets	$4,787.6	$4,114.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$0.2	$6.3
Convertible senior subordinated notes	402.5	201.3
Accounts payable	827.1	706.9
Accrued expenses	773.2	629.7
Other current liabilities	80.3	79.4

Total current liabilities	2,083.3	1,623.6
Long-term debt, less current portion	294.1	577.4
Pensions and postretirement health care benefits	150.3	268.1
Deferred tax liabilities	163.6	114.9
Other noncurrent liabilities	53.3	36.9

Total liabilities	2,744.6	2,620.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	942.7	908.9
Retained earnings	1,020.4	774.1
Accumulated other comprehensive income (loss)	79.0	(190.3)

Total stockholders’ equity	2,043.0	1,493.6

Total liabilities and stockholders’ equity	$4,787.6	$4,114.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2007	2006
Net sales	$2,171.1	$1,633.8
Cost of goods sold	1,804.1	1,367.9

Gross profit	367.0	265.9

Selling, general and administrative expenses	187.5	147.6
Engineering expenses	46.6	32.4
Restructuring and other infrequent (income) expenses	(0.1)	—
Goodwill impairment charge	—	171.4
Amortization of intangibles	4.8	4.3

Income (loss) from operations	128.2	(89.8)

Interest expense, net	6.5	14.0
Other expense, net	14.8	8.5

Income (loss) before income taxes and equity in net earnings of affiliates	106.9	(112.3)

Income tax provision	35.8	24.9

Income (loss) before equity in net earnings of affiliates	71.1	(137.2)

Equity in net earnings of affiliates	10.0	8.7

Net income (loss)	$81.1	$(128.5)

Net income (loss) per common share:

Basic	$0.89	$(1.41)

Diluted	$0.82	$(1.41)

Weighted average number of common and common equivalent shares outstanding:
Basic	91.6	91.1

Diluted	99.2	91.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2007	2006
Net sales	$6,828.1	$5,435.0
Cost of goods sold	5,637.1	4,507.2

Gross profit	1,191.0	927.8

Selling, general and administrative expenses	625.7	541.7
Engineering expenses	154.9	127.9
Restructuring and other infrequent (income) expenses	(2.3)	1.0
Goodwill impairment charge	—	171.4
Amortization of intangibles	17.9	16.9

Income from operations	394.8	68.9

Interest expense, net	24.1	55.2
Other expense, net	43.4	32.9

Income (loss) before income taxes and equity in net earnings of affiliates	327.3	(19.2)

Income tax provision	111.4	73.5

Income (loss) before equity in net earnings of affiliates	215.9	(92.7)

Equity in net earnings of affiliates	30.4	27.8

Net income (loss)	$246.3	$(64.9)

Net income (loss) per common share:

Basic	$2.69	$(0.71)

Diluted	$2.55	$(0.71)

Weighted average number of common and common equivalent shares outstanding:
Basic	91.5	90.8

Diluted	96.6	90.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$246.3	$(64.9)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	115.6	98.6
Deferred debt issuance cost amortization	4.7	6.4
Goodwill impairment charge	—	171.4
Amortization of intangibles	17.9	16.9
Stock compensation	25.7	3.5
Equity in net earnings of affiliates, net of cash received	(3.5)	(8.8)
Deferred income tax provision	2.5	10.6
Gain on sale of property, plant and equipment	(2.9)	(0.5)
Changes in operating assets and liabilities, net of effects from purchase of business:
Accounts and notes receivable, net	(3.0)	32.5
Inventories, net	10.7	66.2
Other current and noncurrent assets	(41.4)	(26.5)
Accounts payable	54.1	55.1
Accrued expenses	86.4	44.3
Other current and noncurrent liabilities	(8.8)	37.4

Total adjustments	258.0	507.1

Net cash provided by operating activities	504.3	442.2

Cash flows from investing activities:
Purchase of property, plant and equipment	(141.4)	(129.1)
Proceeds from sales of property, plant and equipment	6.0	3.9
Purchase of business, net of cash acquired	(17.8)	—
Investments in unconsolidated affiliates	(68.0)	(2.9)
Other	(2.7)	—

Net cash used in investing activities	(223.9)	(128.1)

Cash flows from financing activities:
Repayments of debt obligations, net	(120.7)	(170.0)
Proceeds from issuance of common stock	8.2	10.8
Payment of debt issuance costs	(0.3)	(4.9)

Net cash used in financing activities	(112.8)	(164.1)

Effect of exchange rate changes on cash and cash equivalents	13.7	30.5

Increase in cash and cash equivalents	181.3	180.5
Cash and cash equivalents, beginning of period	401.1	220.6

Cash and cash equivalents, end of period	$582.4	$401.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited and in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the fourth quarter and year ended December 31, 2007, the Company recorded approximately $15.4 million and $26.0 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the fourth quarter and year ended December 31, 2006, the Company recorded approximately $(1.0) million and $3.6 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cost of goods sold	$0.6	$—	$1.0	$0.1
Selling, general and administrative expenses	14.8	(1.0)	25.0	3.5

Total stock compensation expense	$15.4	$(1.0)	$26.0	$3.6

2. RESTRUCTURING AND OTHER INFREQUENT (INCOME) EXPENSES
     During 2007, the Company recorded restructuring and other infrequent income of approximately $2.3 million. The Company sold a portion of the buildings, land and improvements associated with its Randers, Denmark facility in June 2007 and received cash proceeds of approximately $4.4 million related to the sale. A gain of approximately $3.2 million was recorded related to the sale in 2007. This gain was partially offset by charges primarily related to severance, employee relocation and other facility closure costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     During 2006, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany, as well as the rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.
3. INDEBTEDNESS
     Indebtedness consisted of the following at December 31, 2007 and December 31, 2006:

	December 31,	December 31,
	2007	2006
Credit facility	$—	$111.4
6 7/8 % Senior subordinated notes due 2014	291.8	264.0
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	2.5	7.0

	696.9	785.0
Less: Current portion of long-term debt	(0.2)	(6.3)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)
1 1/4% Convertible senior subordinated notes due 2036	(201.3)	—

Total indebtedness, less current portion	$294.1	$577.4

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2007, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2007, and therefore, the Company classified both notes as current liabilities. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s existing $300.0 million multi-currency revolving credit facility, or a combination of these sources.
4. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at December 31, 2007 and December 31, 2006 were as follows:

	December 31,	December 31,
	2007	2006
Finished goods	$391.7	$468.7
Repair and replacement parts	361.1	331.9
Work in process	88.3	59.8
Raw materials	293.1	204.5

Inventories, net	$1,134.2	$1,064.9

5. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities or a qualifying special purpose entity in the United Kingdom under its European securitization facility. Outstanding funding under these facilities totaled approximately $446.3 million at December 31, 2007 and $429.6 million at December 31, 2006. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $10.6 million and $9.6 million for the three months ended December 31, 2007 and 2006, respectively, and $36.1 million and $29.9 million for the years ended December 31, 2007 and 2006, respectively.
     The Company transfers, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company continues to service the receivables. As of December 31, 2007, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. was approximately $73.3 million compared to approximately $124.1 million as of December 31, 2006.
6. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted earnings (loss) per share for the three months and years ended December 31, 2007 and 2006 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Basic net income (loss) per share:
Net income (loss)	$81.1	$(128.5)	$246.3	$(64.9)

Weighted average number of common shares outstanding	91.6	91.1	91.5	90.8

Basic net income (loss) per share	$0.89	$(1.41)	$2.69	$(0.71)

Diluted net income (loss) per share:
Net income (loss)	$81.1	$(128.5)	$246.3	$(64.9)

Weighted average number of common shares outstanding	91.6	91.1	91.5	90.8
Dilutive stock options, performance share awards and restricted stock awards	0.3	—	0.3	—
Weighted average assumed conversion of contingently convertible senior subordinated notes	7.3	—	4.8	—

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted income (loss) per share	99.2	91.1	96.6	90.8

Diluted net income (loss) per share	$0.82	$(1.41)	$2.55	$(0.71)

     The weighted average common shares outstanding for purposes of computing diluted net loss per share for the three months and year ended December 31, 2006 do not include the assumed conversion of the Company’s 1 3/4% convertible senior subordinated notes or the impact of dilutive stock options and SSARs, as the impact would have been antidilutive. The number of shares excluded from the weighted average common shares outstanding was approximately 2.5 million and 1.2 million shares, respectively, for the three months and year ended December 31, 2006.

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2007 and 2006 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2007
Net sales	$470.2	$343.4	$1,300.6	$56.9	$2,171.1
(Loss) income from operations	(2.9)	20.4	135.2	7.5	160.2

2006
Net sales	$360.3	$186.4	$1,039.2	$47.9	$1,633.8
(Loss) income from operations	(15.4)	12.9	90.9	7.0	95.4

Years Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2007
Net sales	$1,488.1	1,090.6	$4,067.1	$182.3	$6,828.1
(Loss) income from operations	(35.7)	101.3	398.0	19.9	483.5

2006
Net sales	$1,283.8	$657.2	$3,334.4	$159.6	$5,435.0
(Loss) income from operations	(37.8)	45.2	279.4	20.3	307.1
     A reconciliation from the segment information to the consolidated balances for income (loss) from operations is set forth below:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Segment income from operations	$160.2	$95.4	$483.5	$307.1
Corporate expenses	(12.5)	(10.5)	(48.1)	(45.4)
Stock compensation expense	(14.8)	1.0	(25.0)	(3.5)
Restructuring and other infrequent income (expenses)	0.1	—	2.3	(1.0)
Goodwill impairment charge	—	(171.4)	—	(171.4)
Amortization of intangibles	(4.8)	(4.3)	(17.9)	(16.9)

Consolidated income (loss) from operations	$128.2	$(89.8)	$394.8	$68.9

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income, earnings per share and free cash flow, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income (loss) from operations, net income (loss) and earnings (loss) per share for the three months ended December 31, 2007 and 2006:

	Three months ended December 31,
	2007			2006
	Income		Earnings	Income	Net	Earnings
	From	Net	Per	(Loss) from	Income	(Loss) Per
	Operations	Income(1)	Share(1)	Operations	(Loss)(1)	Share(1)
As adjusted	$128.1	$81.0	$0.82	$81.6	$38.4	$0.41
Restructuring and other infrequent (income) expenses(2)	(0.1)	(0.1)	—	—	—	—
Goodwill impairment charge(3)	—	—	—	171.4	166.9	1.78
Weighted average share impact(4)	—	—	—	—	—	0.04

As reported	$128.2	$81.1	$0.82	$(89.8)	$(128.5)	$(1.41)

(1)	Net income (loss) and earnings (loss) per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the fourth quarter of 2007 related to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France.

(3)	During the fourth quarter of 2006, the Company recognized a non-cash goodwill impairment charge related to the Company’s Sprayer business in accordance with SFAS No. 142.

(4)	The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 6 above) in the as adjusted earnings per share calculation.

     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income (loss) and earnings (loss) per share for the years ended December 31, 2007 and 2006:

	Years ended December 31,
	2007			2006
	Income		Earnings	Income	Net	Earnings
	From	Net	Per	From	Income	(Loss) Per
	Operations	Income(1)	Share(1)	Operations	(Loss)(1)	Share(1)
As adjusted	$392.5	$243.7	$2.52	$241.3	$102.7	$1.12
Restructuring and other infrequent (income) expenses(2)	(2.3)	(2.6)	(0.03)	1.0	0.7	0.01
Goodwill impairment charge(3)	—	—	—	171.4	166.9	1.81
Weighted average share impact(4)	—	—	—	—	—	0.01

As reported	$394.8	$246.3	$2.55	$68.9	$(64.9)	$(0.71)

(1)	Net income (loss) and earnings (loss) per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in 2007 related to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent expenses recorded in 2006 related primarily to severance costs associated with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany as well as with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.

(3)	During the fourth quarter of 2006, the Company recognized a non-cash goodwill impairment charge related to the Company’s Sprayer business in accordance with SFAS No. 142.

(4)	The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 6 above) in the as adjusted earnings per share calculation.
     The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2007 and 2006:

	2007	2006
Net cash provided by operating activities	$504.3	$442.2
Less:
Capital expenditures	(141.4)	(129.1)

Free cash flow	$362.9	$313.1